Exhibit 99.1

Patient Safety Technologies, Inc. Announces Definitive Agreement to be Acquired by Stryker Corporation
for a Purchase Price of $2.22 Per Common Share in Cash

IRVINE, Calif., Dec. 31, 2013 /PRNewswire/ -- Patient Safety Technologies, Inc. (OTCBB:PSTX, OTCQB:PSTX) ("PST" or the "Company") today announced a definitive agreement with Stryker Corporation (NYSE:SYK) by which Stryker will acquire Patient Safety Technologies in an all cash transaction for $2.22 per common share, with a total transaction value of approximately $120 million including estimated fees and expenses.

"I am pleased to announce this transaction as it delivers significant shareholder value," stated Brian E. Stewart, President and CEO of Patient Safety Technologies, Inc. "We are excited to partner with such an established leader in the medical device field and look forward to how the combination will help drive our growth to the next level, enabling current and future users of the Safety-Sponge® System to further improve the safety of their patients and reduce their costs of care," continued Mr. Stewart.

"We are committed to providing solutions that result in a higher quality of care and level of safety for both patients and healthcare professionals," said Timothy J. Scannell, Group President, MedSurg and Neurotechnology. "This acquisition aligns with Stryker's focus on offering products and services that have demonstrated cost effectiveness and clinical outcomes."

The agreement was approved by all members of PST's Board of Directors. The transaction is subject to customary closing conditions including, among other items, approval by the stockholders of Patient Safety Technologies and the expiration or termination of the Hart-Scott-Rodino Antitrust Improvements Act waiting period. The transaction is expected to close in the first quarter of 2014.

In connection with this transaction BofA Merrill Lynch is acting as financial advisor and Latham & Watkins LLP is acting as legal counsel to PST.

About Patient Safety Technologies, Inc. and SurgiCount Medical

Patient Safety Technologies, Inc. (OTCBB:PSTX, OTCQB:PSTX) through its wholly-owned operating subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge(®) System, a solution clinically proven to improve patient safety and reduce healthcare costs by helping eliminate retained surgical sponges. For more information, contact SurgiCount Medical, Inc. at (949) 387-2277 or visit www.surgicountmedical.com.

Forward Looking Statements

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934) that involve risks and uncertainties. Forward-looking statements reflect our management's current views with respect to future events and financial performance; however, you should not put undue reliance on these statements. When used, the words "anticipates," "believes," "expects," "intends," "future," and other similar expressions, without limitation, identify forward-looking statements. These statements include those related to the expected benefits of the Stryker transaction and the expected closing date of the Stryker transaction. Forward-looking statements are not guarantees of future performance and are inherently subject to risks and uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include such factors as: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Stryker acquisition agreement, (2) the failure to obtain approval of our stockholders or the failure to satisfy any of the other closing conditions, (3) risks related to disruption of management's attention from our ongoing business operations due to the Stryker transaction and (4) the effect of the announcement of the Stryker transaction on our ability to retain and hire key personnel and maintain relationships with our customers, suppliers and others with whom we do business, or on our operating results and business generally. These risks and uncertainties also include but are not limited to: our ability to implement in all hospitals within the larger hospitals organizations with which we have agreements, our ability to implement in those hospitals with which we have scheduled implementations, the early stage of adoption of our Safety-Sponge® System and the need to expand adoption of our Safety-Sponge® System; the impact on our future revenue and cash flows from the ordering patterns of our exclusive distributor Cardinal Health; our need for additional financing to support our business; our reliance on third-party manufacturers, some of whom are sole-source suppliers, and on our exclusive distributor; and any inability to successfully protect our intellectual property portfolio. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.

Forward-looking statements can be affected by many other factors, including, those described in the "Business", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Factors Affecting Future Results" sections of our Annual Report on Form 10-K for 2012, our Quarterly Reports on Form 10-Q and in our other public filings. These documents are available online through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and we have not assumed any duty to update any forward-looking statements.

Additional Information and Where to Find It - Patient Safety Technologies

This communication is being made in respect of the proposed transaction involving PST and Stryker. The proposed transaction will be submitted to the stockholders of PST for their consideration. In connection with the proposed transaction, PST will prepare a proxy statement to be filed with the SEC. PST and Stryker plan to file with the SEC other documents regarding the proposed transaction. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The definitive proxy statement will be mailed to PST's stockholders. You may obtain copies of all documents filed with the SEC concerning the proposed transaction, free of charge, at the SEC's website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by sending a written request to PST's Controller at Patient Safety Technologies, Inc., 15440 Laguna Canyon Road, Suite 150, Irvine, California 92618, or by calling the Controller at (949) 387-2277.

SOURCE Patient Safety Technologies, Inc.